Exhibit 99.1

Marrone Bio Innovations Announces Closing of $12 Million Public Offering of Common Stock

DAVIS, Calif., April 20, 2018 - Marrone Bio Innovations, Inc. (NASDAQ: MBII) (MBI or the “Company”), a leading provider of bio-based pest management and plant health products for the agriculture, turf and ornamental and water treatment markets, announced today the closing of its previously announced underwritten public offering of registered shares of its common stock for gross proceeds of approximately $12.0 million. A total of 7,275,000 shares were sold in the offering at a price to the public of $1.65 per share. The net proceeds are expected to be approximately $11.0 million, after deducting estimated underwriting discounts, commissions, and estimated offering expenses payable by the Company.

In connection with the offering, the Company has also granted the underwriter a 45-day option to purchase up to an additional 1,091,250 shares of common stock to cover over-allotments, if any, which if exercised in full would increase the gross proceeds of the offering to $13.8 million, and anticipated net proceeds to $12.7 million. The Company intends to use the net proceeds from the offering primarily for general corporate purposes.

“We have been steadfast in shoring up our balance sheet over the last 13 months. With the closing of this transaction, we would like to message to our stakeholders and stockholders that we are on solid footing to execute upon our commercial strategies,” said Dr. Pam Marrone, CEO and Founder of Marrone Bio Innovations.

“I have been in the agrichemical industry for many decades, and I am truly excited by the strong market momentum I have seen developing for biologicals over the past year and the global potential of MBI’s products, both in specialty and large acre crops, particularly MBI’s recent success in penetrating the seed treatment segment. With this transaction, MBI is now well positioned both financially and technologically for accelerating growth,” said Bob Woods, MBI’s new elected Chairman of the Board of Directors.

National Securities Corporation (“NSC”), a wholly owned subsidiary of National Holdings Corporation (NasdaqCM: NHLD), acted as sole book-running manager for the offering.

This closing follows two previous capital raising events also managed by NSC. Most recently, NSC acted as exclusive placement agent and financial advisor in connection with a transformative financing in February 2018 involving a $30.0 million private placement to new strategic agricultural institutional investors and the conversion into equity of $45.0 million of the debt held by the Company’s senior secured creditors. Last week, the Company filed a registration statement on Form S-3 with the Securities and Exchange Commission (“SEC”) to register the shares of common stock, including shares of common stock underlying warrants, issued in connection with those transactions, as required under related agreements. The shares may not be sold under the registration statement, however, until the registration statement has been declared effective and until a lock-up agreement expires on August 4, 2018. In addition, NSC acted as sole book-running manager for the Company’s $9.2 million public offering of its common stock in April 2017. These transactions, when combined with the Company’s April 2018 offering, represent an aggregate of $96.2 million in new equity of the Company.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of Marrone Bio Innovations, Inc., and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The securities described in the first and second paragraph above were offered by the Company pursuant to a “shelf” registration statement on Form S-3 (File No. 333-215024), including a base prospectus, previously filed with and declared effective by the Securities and Exchange Commission (SEC) on January 6, 2017. A final prospectus supplement relating to the offering has been filed with the SEC and is available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and accompanying base prospectus may be obtained by contacting the book-running manager at the following address:

National Securities Corporation

200 Vesey Street, 25th Floor

New York, NY 10281

Attn: Marguerite Rogers

Telephone: 212-417-8227

Email: prospectusrequest@nationalsecurities.com

About Marrone Bio Innovations

BIO WITH BITE.

Marrone Bio Innovations, Inc. (NASDAQ: MBII) strives to lead the movement to a more sustainable world through the discovery, development and promotion of biological products for pest management and plant health. MBI’s effective and environmentally responsible pest management solutions help customers operate more sustainably while uniquely improving plant health and increasing crop yields. MBI’s currently available commercial products are Regalia®, Grandevo®, Venerate®, Majestene®, Haven® StargusTM, AmplitudeTM, ZeltoTM and Zequanox®. MBI also distributes Bio-tam 2.0® for Isagro USA and Jet-Ag® for Jet Harvest in most regions of the U.S.

Marrone Bio Innovations is dedicated to pioneering smart biopesticide solutions that support a better tomorrow for both farmers, turf managers and consumers around the globe. For more information, please visit www.marronebio.com.

Marrone Bio Innovations Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing the Company’s views as of any subsequent date. Examples of such statements include statements regarding the anticipated net proceeds and use of proceeds from the Company’s April 2018 offering, the possible exercise of the underwriter’s over-allotment option for the April 2018 offering, possible sale of the Company’s common stock pursuant to the resale shelf registration statement for its February 2018 transactions, the Company’s potential to execute on its strategy and grow revenues and margins and the potential continuation of other business trends. Such forward-looking statements are based on information available to the Company as of the date of this release and involve a number of risks and uncertainties, some beyond the Company’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including consumer, regulatory and other factors affecting demand for the Company’s products, any difficulty in marketing the Company’s products in global markets, competition in the market for pest management products, lack of understanding of bio-based pest management products by customers and growers, and adverse decisions by regulatory agencies and other relevant third parties, and any inability to raise capital to fund operations and service the Company’s debt. Additional information that could lead to material changes in MBI’s performance is contained in its filings with the SEC. The Company is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

Marrone Bio Innovations Contacts:

Pam Marrone, CEO and Founder
Telephone: +1 (530) 750-2800
Email: Info@marronebio.com

Investor Relations:

Greg Falesnik
Managing Director
MZ Group – MZ North America
Main: 949-385-6449
MBII@mzgroup.us
www.mzgroup.us